Exhibit 99.2

September 30, 2013
Quarterly Conference Call
Summary of Quarterly Results

Date: October 24, 2013

Net income for the quarter was $21.6 million, or $1.80 per diluted share compared to $22.9 million or $1.72 per share for the prior year second quarter. This represents a 5.8% decrease in net income and a 4.7% increase in diluted earnings per share when comparing the two quarterly periods. For the first six months of fiscal 2014, net income was $44.7 million, or $3.67 per diluted share, representing a 1.8% decrease and a 9.5% increase in net income and EPS, respectively. The Company’s EPS continues to benefit from our ongoing share repurchase program. During the first half of fiscal 2014, we repurchased approximately 733,000 shares of common stock on the open market at an aggregate purchase price of approximately $65.1 million. These repurchases, combined with the 2.6 million shares repurchased during fiscal 2013, have been and should continue to be very accretive to per share earnings in the future. We remain confident of our future prospects and subject to the observance of blackout periods and other criteria we consider in evaluating share repurchases; we intend to resume our share repurchase program.  At September 30, 2013, the remaining Board approved authorizations were approximately $52 million.

Gross loans amounted to $1.16 billion at September 30, 2013, a 6.9% increase over the $1.09 billion outstanding at September 30, 2012 and a 9.0% increase since the beginning of the fiscal year. The 6.9% growth rate in loans is the lowest that the Company has experienced in many years and is due to a slowing in demand in our US operations. The number of loans to first time borrowers in the US was approximately 130,000 during the first six months, a 7.8% decrease from the approximately 141,000 during the same period of the prior fiscal year. The mix in our loan portfolio has also continued to shift over the past 12 months and at September 30, 2013 consisted of 66.6% small loans, 32.2% larger loans and 1.2% sales finance. This compared to 68.2%, 30.4% and 1.3% at September 30, 2012. Additionally, the overall 6.9% growth in loan balances resulted from a 2.0% increase in customers and a 4.9% increase in average balances outstanding.

Acquisitions will continue to be important in our overall growth strategy; however, it has become less of a factor over the last several years. The Company purchased six loan portfolios during the first six months of fiscal 2014 consisting of $929,000 in gross loans. This was very similar to the acquisition activity during the first half of fiscal 2013, which consisted of six transactions and $1.3 million in gross loans.

The expansion of our branch network during the first fiscal six months of the fiscal year was in line with our projections. We began fiscal 2014 with 1,203 offices, opened 27, acquired 1 and merged 1, giving us a total of 1,230 offices at September 30, 2013. Our plans for fiscal 2014 are to open 60 offices in the US and 16 in Mexico, plus evaluate acquisitions as opportunities arise.

Total revenue for the quarter amounted $150.0 million, a 7.6% increase over the $139.4 million during the second quarter of the prior fiscal year, which is in line with our loan growth on a quarter over quarter basis. Revenue for the first six months of fiscal 2014 were $295.2 million, an 8.4% increase over the prior year period Revenues from the 1,132 offices open throughout both quarterly periods increased by 7.9%.

The continuing trend in our delinquencies and charge-offs remains a primary concern as we complete the second quarter of fiscal 2014. Accounts that were 61 days or more past due increased to 3.6% on a recency basis and to 5.3% on a contractual basis at the end of the current quarter, compared to 2.9% and 4.2%, respectively, at September 30, 2012. Net charge-offs as a percentage of average net loans on an annualized basis increased from 13.9% to 15.4% when comparing the two quarterly periods. This is the third consecutive quarter where this ratio has increased after many quarters of year over year declining loss ratios. During the last 10 years, we have had five second quarters with charge-off ratios at or above the current level, so we are not at unprecedented levels; however, we remain focused on monitoring past due accounts in order to reduce the level of future delinquencies and charge-offs.

General and administrative expenses amounted to $72.0 million in the second fiscal quarter, an 8.8% increase over the $66.2 million in the same quarter of the prior fiscal year. As a percentage of revenues, our G&A increased slightly from 47.5% during the second quarter of fiscal 2013 to 48.0% during the current quarter. Our G&A per average open office increased by 3.5% when comparing the two fiscal quarters.

We continue to be very pleased with the progress being made in our Mexican operations. We have 121 offices open as of September 30, 2013; we opened 3 and closed one during the first six months of fiscal 2014. We now have approximately 139,000 accounts and approximately $97.0 million in gross loans outstanding. This represents a 14.6% increase in accounts and a 35.4% increase in ledger over the last year. Revenues in Mexico grew by 32.7% in US dollars when comparing the two quarterly periods. Net charge-offs as a percent of average net loans on an annualized basis, decreased from 17.6% to 14.5% when comparing the two quarters. Additionally, our 61 day delinquencies are 8.4% and 11.4% on a recency and contractual basis, respectively, an increase from 3.6% and 6.2%, respectively, as of the end of the prior year second quarter. The dramatic increase in our quarter end delinquencies is primarily due to the timing of receipts of payments from two separate unions on our payroll deduct loans, which now represent one third on our Mexican portfolio. As expected, this subsidiary is beginning to generate enhanced profits. During the current six month period, excluding intercompany charges, pretax earnings amounted to $5.3 million, a 105% increase over the $2.6 million in pretax earnings during the first half fiscal 2013. As of September 30, 2013 and for the period then ended, our Mexican subsidiary has become a significant part of our consolidated operations. It now represents 9.8% of our branch office network, 9.1% of our gross loans outstanding, 8.6% of our first six month revenue and 6.5% of our net earnings. This profitability should continue to improve as we grow our outstanding receivables in our existing offices.

The Company’s return on average assets of 12.2% and return on average equity of 28.2% on a trailing 12 month basis continued their excellent historical trend during the first quarter fiscal 2014.

From a regulatory and legislative standpoint, the Company’s greatest risk factor, there was very little activity during the first half of the fiscal year. As previously disclosed, there have been several positive legislative actions taken by certain states in recent months. Additionally, the ballot initiative in Missouri remains a concern, but the Company does not consider it a major threat at the present time. At the federal level, there have not been any new developments affecting the installment loan industry since the confirmation of Mr. Cordray as the Director of the CFPB.

This transcript contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “intend” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:   recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting, which could lead to the Company to report further or unremediated material weaknesses in its internal control over financial reporting: changes in interest rates; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation.    These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K, as amended, filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this transcript beyond the publication date, or for changes made to this document by wire services or Internet services.